EXHIBIT 21.   SUBSIDIARIES OF THE DIXIE GROUP, INC.
SUBSIDIARIES OF THE DIXIE GROUP, INC.
SUBSIDIARY	STATE/COUNTRY OF INCORPORATION
BRETLIN, INC. CHROMA TECHNOLOGIES, INC. DIXIE EXPORT, INC. FABRICA INTERNATIONAL C-KNIT APPAREL, INC.	GA CA USVI CA TN
SUBSIDIARIES OF BRETLIN, INC.
CANDLEWICK YARNS, INC. DIXIE GROUP LOGISTICS, INC. WINGATE CARPETS, INC.	TN GA GA